THE DREYFUS/LAUREL FUNDS, INC.
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                1-800-645-6561

TO THE RETAIL CLASS SHAREHOLDERS OF DREYFUS DISCIPLINED STOCK FUND:

Dear Shareholder:

      The attached Proxy Statement discusses a Proposal to be voted upon by the holders of Retail Class shares of the Dreyfus Disciplined Stock Fund (the
"Fund"), a series of The Dreyfus/Laurel Funds, Inc. (the "Company"). As a shareholder of the Fund's Retail Class, you are asked to review the Proxy Statement and to cast your vote on the Proposal. The Company's Board of Directors has recommended that Retail Class shareholders approve the Proposal.

      The Proposal seeks approval of an amendment to the Fund's Distribution Plan to authorize the Fund to compensate Mellon Bank, N.A. and its affiliates for shareholder servicing activities and the Fund's distributor for shareholder servicing activities and distribution expenses at the annual rate of .10 of 1% of average daily net assets. The Proposal is discussed in greater detail in the attached Proxy Statement.

      We encourage you to review the Proxy Statement and cast your vote. Your vote may be recorded on the enclosed proxy card. If you have any questions about the Proposal, please call toll-free 1-800-645-6561.

      Every vote counts, including yours! We urge you to sign, date and return your proxy card promptly to permit the implementation of this very important Proposal. We must receive your vote prior to the meeting on December 2, 1997.

      We look forward to receiving your votes. Thank you for your support of the Dreyfus Family of Funds.

                        Sincerely,


                        /s/ Marie E. Connolly
                        Marie E. Connolly
                        PRESIDENT,
                         THE DREYFUS/LAUREL FUNDS, INC.

October 6, 1997

                         THE DREYFUS/LAUREL FUNDS, INC.
              DREYFUS DISCIPLINED STOCK FUND -- RETAIL CLASS SHARES
                                 200 Park Avenue
                            New York, New York 10166
                            ________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 2, 1997
                            ________________________


      Notice is hereby given that a Special Meeting of Retail Class shareholders of the Dreyfus Disciplined Stock Fund (the "Fund"), a series of The Dreyfus/Laurel Funds, Inc. (the "Company"), a Maryland corporation, will be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor West, New York, New York 10166 on December 2, 1997 at 10:00 a.m. Eastern time. The special meeting is being held for the following purposes:

      1. To approve an amendment to the Fund's distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, to authorize the Fund to spend annually .10 of 1% of the average daily net assets attributable to the Fund's Retail Class shares to pay for shareholder servicing and distribution expenses for such shares.

      2. To consider and vote upon such other matters as may properly come before said meeting or any adjournments thereof.

      Proposal 1 is discussed in greater detail in the attached Proxy Statement. The Board of Directors of the Company has fixed the close of business on September 29, 1997 as the record date for the determination of Retail Class shareholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

      IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE SPECIAL MEETING ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. INSTRUCTIONS FOR THE PROPER EXECUTION OF PROXIES ARE SET FORTH ON THE INSIDE COVER.

                        Sincerely,


                        John E. Pelletier
                        SECRETARY,
                        THE DREYFUS/LAUREL FUNDS, INC.

October 6, 1997

                      INSTRUCTIONS FOR SIGNING PROXY CARDS


      The following general rules for signing proxy cards may be of assistance to you and avoid the time and expense involved in validating your vote if you fail to sign your proxy card(s) properly.

      1. INDIVIDUAL ACCOUNTS: Sign your name exactly as it appears in the registration on the proxy card(s).

      2. JOINT ACCOUNTS: Either party may sign, but the name of the party signing should conform exactly to a name shown in the registration on the proxy card(s).

      3. ALL OTHER ACCOUNTS: The capacity of the individual signing the proxy card(s) should be indicated unless it is reflected in the form of registration. For example:

REGISTRATION                              VALID SIGNATURE
------------                              ---------------
CORPORATE ACCOUNTS
------------------

(1)  ABC Corp.                            John Doe, Treasurer
(2)  ABC Corp.
      c/o John Doe, Treasurer             John Doe, Treasurer
(3)  ABC Corp. Profit Sharing Plan        John Doe, Trustee

TRUST ACCOUNTS
--------------

(1)  ABC Trust                            Jane B. Doe, Trustee
(2)  Jane B. Doe, Trustee
      u/t/d 12/28/78                      Jane B. Doe, Trustee

CUSTODIAL OR ESTATE ACCOUNTS
----------------------------

(1)  John B. Smith, Cust.
      f/b/o John B. Smith, Jr. UGMA       John B. Smith
(2)  John B. Smith                        John B. Smith, Jr., Executor

                         THE DREYFUS/LAUREL FUNDS, INC.

                         DREYFUS DISCIPLINED STOCK FUND
                               RETAIL CLASS SHARES

                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166

                                 1-800-645-6561
                                 ______________

                         SPECIAL MEETING OF SHAREHOLDERS

                                DECEMBER 2, 1997
                                 ______________


                                 PROXY STATEMENT


      The accompanying proxy is being solicited by the Board of Directors of The Dreyfus/Laurel Funds, Inc. (the "Company") for use at a Special Meeting of Retail Class shareholders of Dreyfus Disciplined Stock Fund (the "Fund"), to be held on December 2, 1997 at 10:00 a.m. Eastern time, at the offices of The Dreyfus Corporation ("Dreyfus"), 200 Park Avenue, 7th Floor West, New York, New York 10166, and at any adjournments thereof (the "Meeting"). A Notice of Special Meeting of Shareholders and a proxy card accompany this statement.

      Proxy solicitations will be made primarily by mail, but may also be made by telephone, facsimile, telegraph or personal interviews conducted by officers and employees of Dreyfus, the investment adviser of the Fund, affiliates of Dreyfus or other representatives of the Fund. This Proxy Statement is first being mailed on or about October 14, 1997. The cost of solicitation and the expenses incurred in connection with preparing this Proxy Statement and its enclosures will be paid by Dreyfus.

      If the enclosed proxy is properly executed and returned in time to be voted at the Meeting, the shares represented by the Proxy will be voted in accordance with the instructions marked on the proxy card. Unless instructions to the contrary are marked on the proxy card, the proxy will be voted FOR Proposal 1 (the "Proposal") described in the accompanying Notice of Special Meeting of Shareholders. Proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote or (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the Proposal, abstentions and broker non-votes have the effect of a negative vote on the Proposal. Any shareholder who has been given a proxy has the right to revoke it any time prior to its exercise by attending the Meeting and voting his or her Retail Class shares in person, or by submitting a letter of revocation or a later-dated proxy to the Company at the address indicated on the enclosed envelope provided with this Proxy Statement. Any such letter of revocation or later dated-proxy must be received by the Company prior to the Meeting to be effective.

      In the event a quorum is not present at the Meeting or in the event that a quorum is present but sufficient votes to approve the Proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment can be made by the affirmative vote of those Retail Class shares represented at the Meeting in person or by proxy. The persons named as proxies will vote those proxies that they are entitled to vote in such manner as they determine to be in the best interest of Retail Class shareholders with respect to any proposal to adjourn the Meeting. A shareholder vote may be taken on the Proposal in this Proxy Statement prior to such adjournment if sufficient votes have been received for approval.

      The Company is composed of a number of separate series (each a "fund"), the interests of which are represented by shares of common stock of the Company. Only Retail Class shares of the Fund are requested to vote at the Meeting. Under the Company's Articles of Incorporation, as amended, one-third of the Fund's Retail Class shares outstanding and entitled to vote shall be a quorum for the transaction of business at the Meeting, except as otherwise provided by the Investment Company Act of 1940, as amended (the "1940 Act"), or other applicable law.

      As of September 18, 1997, there were a total of 43,957,722 Retail Class shares of the Fund outstanding. Of these, Dreyfus and its affiliates, including Mellon Bank, N.A. ("Mellon Bank") and Boston Safe Deposit and Trust Company, had voting control over 7,353,945 shares or 17% of the outstanding Retail Class shares. These shares are held by Dreyfus and its affiliates in various fiduciary capacities. For those Retail Class shares over which Dreyfus and its affiliates have voting control, an independent fiduciary has been retained to vote the Retail Class shares in the best interest of the beneficial owners of those shares. In addition to these shares, as of September 18, 1997, the Corporate Benefits Committee of the Mellon 401(k) Retirement Savings Plan, a committee consisting of senior officers of Mellon Bank Corporation, had voting discretion over 1,966,812 Retail Class shares or 4.5% of the outstanding Retail Class shares. For those Retail Class shares over which it has voting discretion, the Corporate Benefits Committee is presently considering the relative merits of (i) passing through the vote to retirement plan participants, (ii) engaging an independent fiduciary to vote the shares in its discretion, or (iii) voting the shares in its own discretion. As of September 18, 1997, the Fund had total net assets of approximately $1.541 billion, of which $54 million was attributable to the Institutional Class and $1.487 billion was attributable to the Retail Class.

     To the knowledge of the Company, no other single shareholder or "group" (as the term is used in Section 13(d) of the Securities Exchange Act of 1934 ("1934 Act")), owned beneficially more than 5% of the Fund's outstanding Retail Class shares as of September 18, 1997.







      At September 18, 1997, the Directors and officers of the Company as a group beneficially owned less than 1% of the Retail Class shares of the Fund.

      Each full Retail Class share of the Fund outstanding is entitled to one vote and each fractional Retail Class share of the Fund outstanding is entitled to a proportionate share of one vote for such purposes. In order to be effective, the Proposal must be approved by the Fund's Retail Class shareholders. See "Approval of the Amended Distribution Plan -- Required Vote."

      Shareholders of the Fund may request copies of the Fund's Annual Report for the fiscal year ended October 31, 1996, including audited financial statements, and the Fund's Semi-Annual Report for the period ended April 30, 1997, at no charge by writing the Fund at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, or by calling toll-free 1-800-645-6541.

      In order that your shares may be represented at the Meeting, you are requested to:

      -     indicate your instructions on the proxy card;

      -     date and sign the proxy card;

      - mail the proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States; and

      - allow sufficient time for the proxy card to be received on or before 5:00 p.m. on December 1, 1997.

      The principal office of the Company is located at 200 Park Avenue, New York, New York 10166.


                        _____________________________


                        GENERAL OVERVIEW OF THE PROPOSAL

      The following is a brief overview regarding the matter being presented for your approval at the Meeting:

      The Fund currently has a Distribution Plan adopted for the Fund's Institutional Class shares pursuant to Rule 12b-1 under the 1940 Act (the "Distribution Plan"). The Distribution Plan currently allows the Fund to spend annually up to .25 of 1% of average daily net assets attributable to the Institutional Class to compensate Dreyfus Service Corporation ("DSC"), an affiliate of Dreyfus, for shareholder servicing activities, and Premier Mutual Fund Services, Inc., the Fund's distributor (the "Distributor"), for shareholder servicing activities and expenses primarily intended to result in the sale of Institutional Class shares of the Fund. Amounts paid under plans such as the Distribution Plan are known as "12b-1 fees." Retail Class shares of the Fund are not currently covered by the Distribution Plan and no 12b-1 fees are paid with respect to the Retail Class.

      The Fund's Retail Class shareholders are being asked in the Proposal to include the Fund's Retail Class shares under the Distribution Plan, amended as described below (the "Amended Distribution Plan"). As discussed below, if the Proposal is approved, the Retail Class and Institutional Class would be combined into a single class, which would be subject to the Amended Distribution Plan. Under the Amended Distribution Plan, the maximum percentage rate at which 12b-1 fees payable are calculated would be reduced to .10 of 1% annually, but the assets to which such percentage would be applied would be expanded to include the average daily net assets of the entire Fund, including those attributable to the current Retail Class. The Amended Distribution Plan would also provide that 12b-1 fees could be used to compensate Mellon Bank or any of its affiliates (including Dreyfus, as well as DSC) for shareholder servicing activities, and the Distributor for shareholder servicing activities and expenses primarily intended to result in the sale of any shares of the Fund. If the Proposal is approved, the Amended Distribution Plan would increase the expenses indirectly borne by the Fund's Retail Class shareholders by .10 of 1% of average daily net assets, while reducing those indirectly borne by the Fund's Institutional Class shareholders by .15 of 1% of average daily net assets.

      Dreyfus has indicated to the Directors of the Company that the Amended Distribution Plan is part of an overall restructuring of the Fund to reflect the Fund's orientation toward retail investors. Dreyfus also believes that the Amended Distribution Plan is appropriate in order for the Fund to be marketed most effectively and for a high level of shareholder services to be maintained.

                         _____________________________


            PROPOSAL 1 - APPROVAL OF THE AMENDED DISTRIBUTION PLAN

      The Board of Directors has approved, and recommends that Retail Class shareholders of the Fund approve, the Amended Distribution Plan. The Amended Distribution Plan would authorize the Fund to spend annually up to .10 of 1% of its average daily net assets attributable to all shares of the Fund, including those currently designated the Retail Class, to compensate Mellon Bank and its affiliates for shareholder servicing activities and the Distributor for shareholder servicing activities and expenses primarily intended to result in the sale of shares of the Fund. The Amended Distribution Plan would continue to allow the Distributor to make payments from the 12b-1 fees it receives to compensate banks, brokers, dealers and other financial institutions that have entered into Selling Agreements with the Distributor and provide distribution related services and/or shareholder services to shareholders of the Fund. As under the current Distribution Plan, the Fund would not be obligated under the Amended Distribution Plan to compensate the Distributor or Mellon Bank or its affiliates for expenses incurred in excess of the authorized 12b-1 fee, even if the expenses incurred by them for servicing or, in the case of the Distributor, distributing the Fund's shares exceed the 12b-1 fee payable under the Amended Distribution Plan.

      A comparison of the current expense ratio and the proposed expense ratio (after giving effect to the Amended Distribution Plan) with respect to the Retail Class shares of the Fund is shown in the table below under "Impact of the Proposal". Pursuant to the current Investment Management Agreement under which Dreyfus manages the Fund, Dreyfus is paid an annual fee of .90 of 1% of the Fund's average daily net assets, and provides, or arranges and pays for third parties to provide, all investment advisory, administrative, custody, fund accounting and transfer agency services to the Fund. Dreyfus pays all of the Fund's expenses, except brokerage fees, taxes, interest, fees and expenses of those Directors who are not "interested persons" as defined in the 1940 Act (including counsel fees), 12b-1 fees, and extraordinary expenses. Although Dreyfus is not obligated to pay the fees and expenses (including counsel fees) of Directors who are not "interested persons", Dreyfus is contractually required to reduce its management fee in an amount equal to the Fund's allocable share of such fees and expenses.

      A description of the Amended Distribution Plan and the services to be provided by Mellon Bank and its affiliates and the Distributor is set forth below. This description is qualified in its entirety by reference to the Amended Distribution Plan, which is attached as Appendix A to this Proxy Statement. If approved by Retail Class shareholders, the Amended Distribution Plan will become effective on December 15, 1997 or within three days following the approval of the Proposal by Retail Class shareholders, whichever is later, and will remain in effect for one year thereafter, subject to continuation by the Board of Directors.

      At a meeting held on July 31, 1997, the Directors of the Company, including a majority of those Directors who are not "interested persons" (as defined in the 1940 Act) and who do not have any direct or indirect financial interest in the operation of the Amended Distribution Plan ("Non-interested Directors"), approved the Amended Distribution Plan with respect to the Fund's Retail Class shares. THE DIRECTORS OF THE COMPANY RECOMMEND THAT RETAIL CLASS SHAREHOLDERS OF THE FUND VOTE TO APPROVE THE AMENDED DISTRIBUTION PLAN.

                        _____________________________


      DESCRIPTION OF THE DISTRIBUTION PLAN AND THE AMENDED DISTRIBUTION Plan. The following summarizes the principal distinctions between the Distribution Plan and the Amended Distribution Plan.

      Under the terms of the  Distribution  Plan, the Fund pays .25 of 1% of its average daily net assets attributable to Institutional Class shares to compensate DSC for shareholder servicing activities and the Distributor for shareholder servicing activities and expenses primarily intended to result in the sale of Institutional Class shares. This expense is borne solely by holders of Institutional Class shares. Retail Class shareholders are not currently subject to the Distribution Plan or the associated 12b-1 fee. The Distribution Plan was approved by the initial shareholder of the Institutional Class (then called Investor Class) on March 20, 1994, and was restated, without change in the amount of the 12b-1 fee, as of October 17, 1994. The Distribution Plan was most recently reviewed and approved by the Board of Directors on January 31, 1997, subject to continuation by the Board of Directors.


      The Amended Distribution Plan would authorize the Fund to pay annually .10 of 1% of its average daily net assets attributable to all shares of the Fund, including those currently designated the Retail Class, for distribution and servicing activities. The Amended Distribution Plan would allow the Fund to compensate Mellon Bank and its affiliates (including but not limited to DSC and Dreyfus) for shareholder servicing activities, and the Distributor for shareholder servicing activities and expenses primarily intended to result in the sale of Fund shares. The current Distribution Plan provides that servicing payments may be made directly to DSC, and that the Distributor may use a portion of the 12b-1 fees it receives to compensate entities, such as Mellon Bank or its affiliates, that have entered into Selling Agreements with the Distributor.


      The services to be provided, and items for which compensation may be paid, under both the Distribution Plan and the Amended Distribution Plan may include but are not limited to: (a) responses to shareholder inquiries in person at Dreyfus Financial Centers and through toll-free telephone access, such as those relating to account balances, dividend payment, fund yield and performance, account options and privileges and fund-related information and policies; (b) periodic communications to shareholders in conjunction with their account statements; (c) compensation to brokers, dealers and other intermediaries for administrative and servicing activities; and (d) payments to the Distributor and/or third parties who sell Fund shares.

      Like the Distribution Plan, the Amended Distribution Plan provides that a report of the amounts expended under it, and the purposes for which such expenditures were incurred, must be made to the Company's Board of Directors for their review at least quarterly. In addition, the Amended Distribution Plan will continue to provide that it may not be amended to increase materially the costs that the Fund may bear pursuant to it without approval of the Fund's shareholders, and that other material amendments to the Amended Distribution Plan must be approved by the vote of a majority of the Directors and of the Non-interested Directors, cast in person at a meeting called for the purpose of considering such amendments. Like the Distribution Plan, the Amended Distribution Plan is subject to annual approval by the entire Board of Directors and by the Non-interested Directors, by vote cast in person at a meeting called for the purpose of voting on the Amended Distribution Plan. Like the Distribution Plan, the Amended Distribution Plan is terminable at any time by vote of a majority of the Non-interested Directors or by vote of the holders of a majority of the outstanding shares of the Fund. Finally, as is the case with the current Distribution Plan, while the Amended Distribution Plan is in effect, the selection and nomination of the Directors who are not interested persons of the Company shall be committed to the discretion of the then current Directors who are not interested persons of the Company.

      CERTAIN OTHER CHANGES AS A RESULT OF THE PROPOSAL. In connection with the consideration by the Fund's Retail Class shares of the Amended Distribution Plan, the Board has approved several related changes to the Fund that will take effect if, and only if, Retail Class shareholders approve the Proposal. The effect of these changes would be to eliminate the distinctions between the present Retail Class and Institutional Class shares of the Fund, so that the Fund would have only one class of shares. First, the Board has approved the Amended Distribution Plan for both Retail Class and Institutional Class shares. Thus, the annual 12b-1 fee payable with respect to all shares of the Fund would be .10 of 1% of average daily net assets. Second, the limitation on the sales of Institutional Class shares to those occurring through entities having Selling Agreements with the Distributor would be eliminated, so that all shares of the Fund would be available to any investor. Third, the exchange privilege applicable to the Fund's Institutional Class and Retail Class shares would be formally modified so that any shareholder would be permitted to exchange into any class of shares of another fund to the extent that the shareholder was eligible to purchase that class. Currently, shares of each Class of the Fund are exchangeable into the comparable class of shares of other funds managed or administered by Dreyfus. Fourth, a one-time adjustment in the number of shares outstanding would be effected with respect to the Institutional Class at the time designated for combination of the Institutional Class and Retail Class so that the net asset value per share ("NAV") of each Class would be the same. The aggregate net asset value of shares held by each shareholder of the Institutional Class would be unchanged, although the NAV would be reduced slightly and the number of shares held would be proportionately increased (having an effect comparable to what is commonly referred to as a "stock split"). Finally, as there would be no differences between the Institutional Class and Retail Class shares of the Fund, all shares of the Fund would be redesignated simply as shares of the Fund without class designation.

      Because the Fund would be converted to a single class structure, the Amended Distribution Plan attached as Appendix A refers solely to Fund shares, which includes the Fund's current Retail Class and Institutional shares.

      OTHER INFORMATION ABOUT THE CURRENT DISTRIBUTION PLAN. Under the current Distribution Plan, which is only applicable to the Institutional Class, the Fund paid the Distributor and DSC $14,348 and $42,752, respectively, for the fiscal year ended October 31, 1996 (equivalent to .06% and .19%, respectively, of the average daily net assets attributable to the Institutional Class).

                        _____________________________


      IMPACT OF THE PROPOSAL. The overall fees and expenses that a holder of Retail Class shares would bear would be increased under the Proposal. If the Proposal is approved the Fund's current Retail Class shares would incur total fund operating expenses of 1.00 of 1% of average daily net assets, composed of a management fee of .90 of 1% and 12b-1 fees of .10 of 1% of average daily net assets. The following table contains a comparison of the management fees, distribution fees, other expenses, and total fund operating expenses that holders of Retail Class shares of the Fund bear under the existing structure with the fees and expenses such shareholders would bear if they approve the Amended Distribution Plan:

                       Expense Ratio - Retail Class Shares

                                                Current Expense    Proposed
ESTIMATED ANNUAL FUND OPERATING EXPENSES            Ratio          Expense Ratio
(as a percentage of net assets)                 ---------------    -------------
Management Fee..............................        .90%               .90%
12b-1 Fees..................................        .00%               .10%
Other Expenses*.............................        .00%               .00%
                                                    ----              ----
Total Fund Operating Expenses.................      .90%              1.00%

EXAMPLE:

   You would pay the following expenses on a $1,000 investment, assuming (1) a 5% annual return and (2) redemption at the end of each time period:

                                                CURRENT               PROPOSED
                                                -------               --------
                  1 Year                         $  9                 $  10
                  3 Years                        $ 29                 $  32
                  5 Years                        $ 50                 $  55
                  10 Years                       $111                 $ 122

*Does not include fees and expenses of the Non-interested Directors (including counsel). The investment manager is contractually required to reduce its management fee in an amount equal to the Fund's allocable portion of such fees and expenses, which are estimated to be less than .01% of the Fund's net assets.

--------------------------------------------------------------------------------
      THE AMOUNTS LISTED IN THE EXAMPLE SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE EXPENSES AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE INDICATED. MOREOVER, WHILE THE EXAMPLE ASSUMES A 5% ANNUAL RETURN, THE FUND'S ACTUAL PERFORMANCE WILL VARY AND RESULT IN AN ACTUAL RETURN GREATER OR LESS THAN 5%.
--------------------------------------------------------------------------------



                        _____________________________

      REASONS FOR THE PROPOSAL. Dreyfus recommended the Proposal to the Board of Directors in light of the expenses associated with providing shareholder servicing and distribution services to the Fund's Retail Class shares. Dreyfus believes that the 12b-1 fee proposed for the Retail Class shares is appropriate to defray a portion of the costs associated with these shareholder services and potentially to support the marketing of the Fund. Dreyfus cited three principal justifications for the implementation of the Amended Distribution Plan.

      First, the present structure of the Fund differs considerably from that contemplated when the existing fee structure was put in place in April 1994.
Prior to January 1995, the Fund's Retail Class (formerly Class R) shares were sold primarily to banks, including Mellon Bank and its affiliates, acting on behalf of customers having a qualified trust or investment account or relationship at such institution, and the Fund's Institutional (formerly Investor) Class shares were offered primarily to retail investors by the Distributor or entities that had entered into Selling Agreements with the Distributor. Beginning in January, 1995, however, Retail Class shares of the Fund were made available to any investor. Shares offered to retail investors typically require more servicing support and related expenditures than are associated with shares offered only in connection with the type of trust or investment account or relationship for which the predecessor of Retail Class (Class R) shares was originally designed. Dreyfus believes that the inclusion within the Amended Distribution Plan of what has become an expanded Retail Class of shares is appropriate to defray costs associated with selling and servicing shares of that class to retail investors.

      Second, the importance of third-party distribution channels, including "fund supermarkets" and "wrap account" programs, in the sale of Retail Class shares was not contemplated when the original fee structure of the Fund's Retail Class shares was proposed in early 1994. Numerous competing funds are currently offered through these channels and Dreyfus believes that the Fund must offer its shares through these mechanisms to compete effectively and maintain asset levels that are optimal for efficient operation. Supermarkets and wrap account programs generally hold shares in an omnibus account and provide shareholder services, including subaccounting, shareholder assistance, transaction processing assistance, transaction processing and settlements, shareholder account statement preparation and distribution, confirmation preparation and distribution, payment of fund distributions, prospectus delivery to the extent required, and account-level tax reporting. At the same time, however, the providers of these services must be compensated. To date, the only available source of such compensation with respect to shares of the Retail Class has been payment by Dreyfus from its past profits, since the Retail Class pays no 12b-1 or service fee separate from the unitary fee paid to Dreyfus. Even after the proposed .10 of 1% fee is in place under the Amended Distribution Plan, Dreyfus expects it may be necessary for Dreyfus to supplement payments to fund supermarkets or wrap program providers out of its past profits.

      Third, Dreyfus believes that, even with the proposed 12b-1 fee of .10 of 1% of average daily net assets, total fund operating expenses for the Retail Class shares of the Fund will remain below the median total operating expense ratio of comparable funds as represented by the Lipper Growth and Income Funds category. That category of funds had a median total operating expense ratio of 1.20% of average daily net assets based on data presented in the second edition of the LIPPER DIRECTORS' ANALYTICAL DATA, while the anticipated total operating expense ratio for the Fund assuming implementation of the Proposal would be 1.00% of average daily net assets. In addition, although a portion of the proposed 12b-1 fees may be retained by Dreyfus or its affiliates, the profitability of Dreyfus is expected to remain within reasonable levels.

      In making this request, Dreyfus noted that distribution and shareholder services offered, directly or indirectly, to the Fund by the Distributor, and the shareholder services provided, directly or indirectly, by Mellon Bank and its affiliates, including DSC and Dreyfus, are expected to be comparable to those services offered by other providers in the industry. Dreyfus further noted that the Fund has performed well compared to its peers. For the periods ending June 30, 1997, the one-, three- and five-year average annual returns of the Fund's Retail Class of shares were 33.56%, 27.70% and 19.71%, respectively, compared to approximately 28.07%, 23.54% and 17.25%, respectively, for comparable funds, as measured by the Lipper Growth and Income Funds category. Finally, Dreyfus indicated that it would bear all of the costs of the implementation of the Amended Distribution Plan, including those of soliciting proxies for the Proposal.

     CONSIDERATION AND APPROVAL BY THE BOARD OF DIRECTORS. Prior to approving the Amended Distribution Plan, the Directors were provided with detailed information relating to it. Among other things, the Directors considered the consequences of not approving the proposal, the potential costs and benefits of the Amended Distribution Plan to existing shareholders and the likelihood that the Amended Distribution Plan would succeed in producing its intended results. The Directors also considered the extent to which the retention of assets and additional sales of Fund shares would be likely to increase the amount of compensation paid by the Fund to Dreyfus, because such fees are calculated as a percentage of the Fund's assets and thus will increase if net assets increase. The Directors further recognized that there can be no assurance that any of the potential benefits described below will be achieved if the Amended Distribution Plan is implemented.


     The Directors believed that maintenance of strong marketing and shareholder servicing efforts are of critical importance in the highly competitive mutual fund industry. In order to be competitive, the Fund needs to provide Dreyfus with the financial resources for its own shareholder services activities, as well as the marketing and shareholder servicing provided by third parties. The Directors believed that approval of the Amended Distribution Plan should help provide the Fund with access to, and keep it competitive in, all channels of distribution.

      In addition, because an open-end fund redeems its shares upon demand at prices based on the net asset value per share, the Directors felt it was likely that, if redemptions are not offset by subscriptions (sales of new shares), the Fund would shrink in size. The Directors believed that at low asset levels, the viability of the Fund could be threatened and the Fund's ability to achieve its investment objective could suffer. The Directors believed that offsetting redemptions through sales efforts benefits shareholders by, among other things, avoiding costs otherwise associated with redemptions (including potential borrowing or sales of Fund securities) and providing cash for new purchases of securities, thereby maintaining the viability of the Fund.

      The Directors gave particular attention to the fact that payments made by the Fund under the Amended Distribution Plan would increase the Fund's level of expenses in the amount of such payments. The Directors recognized that the net result of the Amended Distribution Plan will be to increase the operating expenses of the Fund and, therefore, its expense ratio. The Directors weighed this increase in expenses in their deliberations leading to their recommendation to adopt the Amended Distribution Plan.

      In approving the Amended Distribution Plan, the Directors consulted with counsel for the Fund and for the Non-interested Directors and considered, among other factors: (a) the circumstances that would make adoption of the Amended Distribution Plan appropriate and the causes of such circumstances; (b) the way in which the Amended Distribution Plan would address these circumstances; and
(c) the amounts of the expenses under the Amended Distribution Plan in relationship to the overall cost structure of the Fund.


      Taking the above factors into account, the Board of Directors determined that approval of the Amended Distribution Plan was appropriate for four principal reasons. First, competing mutual fund complexes provide mutual fund shareholders with numerous shareholder and distribution services and Dreyfus must offer Fund shareholders similar services to remain competitive. In order for Dreyfus to offer the Fund's shares through third parties, those entities must be compensated for providing shareholder servicing and/or distribution services. The Board determined that the distribution and/or servicing fees under the Amended Distribution Plan would be attractive to fund supermarkets and others selling the Fund's shares, resulting in greater growth of the Fund or maintenance of Fund assets at higher levels than might otherwise be the case. Second, the Board found that the services offered, directly or indirectly, by DSC, Dreyfus, Mellon Bank and their affiliates and others under the Amended Distribution Plan would be comparable in nature to those in the mutual fund industry. Third, the Board determined that the fees payable under the Amended Distribution Plan are reasonable, since the Fund's total operating expense ratio taking into account the proposed 12b-1 fee will be below the industry median based on the Lipper Growth and Income Funds category, and in line with the average of other comparable funds. Fourth, the Board noted that Dreyfus has agreed to bear all costs of the implementation of the proposed Amended Distribution Plan with respect to the Retail Class, including those of soliciting proxies with respect to it.


      Following their consideration, the Directors, including a majority of the Non-interested Directors, concluded that the fees payable under the Amended Distribution Plan were reasonable in view of the services to be provided, directly or indirectly, by Dreyfus and its affiliates and others, and the anticipated benefits of the Amended Distribution Plan. The Directors, including a majority of the Non-interested Directors, determined that implementation of the Amended Distribution Plan would be in the best interests of the Fund and its shareholders and would have a reasonable likelihood of benefiting the Fund and its shareholders. The Board, including a majority of the Non-interested Directors, also determined that the Fund's shareholders, including those of both the Retail Class and the Institutional Class, would continue to benefit under the Amended Distribution Plan following the elimination of the distinction between Retail Class and Institutional Class shares.


      Accordingly, the Directors, including a majority of the Non-interested Directors, voted to approve the Amended Distribution Plan, as set forth above, and to recommend that Retail Class shareholders vote FOR the Proposal.



                         _____________________________

     REQUIRED VOTE. Approval of the Amended Distribution Plan will require the affirmative vote of a "majority of the outstanding voting securities" of the Fund's Retail Class shares, which for this purpose means the affirmative vote of the lesser of (1) more than 50% of the outstanding Retail Class shares of the Fund or (2) 67% or more of the Retail Class shares of the Fund present at the Meeting if more than 50% of the outstanding Retail Class shares of the Fund are represented at the Meeting in person or by proxy. Institutional Class shares are not being asked to vote on the Proposal.

     IF THE AMENDED DISTRIBUTION PLAN IS NOT APPROVED BY THE FUND'S RETAIL CLASS SHAREHOLDERS, THE CURRENT DISTRIBUTION PLAN WITH RESPECT TO THE FUND'S INSTITUTIONAL CLASS WILL CONTINUE IN EFFECT. IN ADDITION, THE FUND WOULD FOREGO THE CONVERSION OF THE FUND'S INSTITUTIONAL CLASS AND RETAIL CLASS SHARES INTO A SINGLE CLASS OF SHARES.

     THE BOARD OF DIRECTORS, INCLUDING A MAJORITY OF THE NON-INTERESTED DIRECTORS, RECOMMENDS THAT THE RETAIL CLASS SHAREHOLDERS OF THE FUND VOTE TO APPROVE THE AMENDED DISTRIBUTION PLAN.



                                OTHER INFORMATION

     INFORMATION ABOUT DREYFUS. Dreyfus, located at 200 Park Avenue, New York, New York 10166, was formed in 1947 and is a wholly-owned subsidiary of Mellon Bank, which is in turn a wholly-owned subsidiary of Mellon Bank Corporation. As of September 30, 1997, Dreyfus managed or administered approximately $93 billion in assets for more than 1.7 million investor accounts nationwide.

     DISTRIBUTOR. Premier Mutual Fund Services, Inc., located at 60 State Street, Boston, Massachusetts 02109, is the principal underwriter of the Fund pursuant to a Distribution Agreement between the Company on behalf of the Fund and the Distributor. The Distributor's ultimate parent is Boston Institutional Group, Inc. During the fiscal year ended October 31, 1996, the Distributor received $14,348 in distribution fees in connection with the sale of
Institutional Class shares of the Fund. The Distributor also serves as Sub-Administrator to the Fund pursuant to a Sub-Administration Agreement with Dreyfus.

     OTHER MATTERS TO COME BEFORE THE MEETING. The Directors do not intend to present any other business at the Meeting, nor are they aware that any shareholder intends to do so. If, however, any other matters are properly brought before the Meeting, the persons named in the accompanying proxy card will vote on any other matter properly brought before the Meeting in accordance with their judgment.

     SHAREHOLDER PROPOSALS. Annual shareholder meetings are not held by the Company. Shareholders wishing to submit proposals for consideration for inclusion in a proxy statement for a subsequent shareholder meeting should send their written proposals to the Company at 200 Park Avenue, New York, New York 10166, such that they will be received by the Company a reasonable period of time prior to any such meeting.

     NOTICE TO BANKS, BROKER-DEALERS AND VOTING DIRECTORS AND THEIR Nominees. Please advise the Company at 200 Park Avenue, New York, New York 10166, whether other persons are beneficial owners of Retail Class shares for which proxies are being solicited and, if so, the number of copies of this Proxy Statement needed to supply copies to the beneficial owners of the respective shares.


October 6, 1997



IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE SPECIAL MEETING ARE THEREFORE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES.

                          APPENDIX A TO PROXY STATEMENT





                         THE DREYFUS/LAUREL FUNDS, INC.

                    AMENDED AND RESTATED DISTRIBUTION PLAN

      WHEREAS, The Dreyfus/Laurel Funds, Inc. (formerly, The Laurel Funds, Inc.) (the "Investment Company") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and consists of one or more distinct portfolios of shares of common stock (collectively, the "Funds" and individually, a "Fund"), as may be established and designated from time to time; and

      WHEREAS, the Investment Company and its Distributor, a broker-dealer registered under the Securities Act of 1934, as amended, have entered into a Distribution Plan pursuant to which the Distributor will act as the distributor of shares (the "Shares") of the Funds; and

      WHEREAS, the Board of Directors of the Investment Company has adopted the Distribution Plan in accordance with the requirements of the 1940 Act and Rule 12b-1 thereunder, and has concluded, in the exercise of it reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Distribution Plan will benefit the Investment Company and the holders of the Funds' Shares;

      NOW THEREFORE, the Investment Company hereby restates the Distribution Plan as set forth below in this Amended and Restated Distribution Plan (the "Plan"):

      SECTION 1. PAYMENTS FOR DISTRIBUTION-RELATED SERVICES AND SHAREHOLDER SERVICING. The Investment Company may pay for any activities or expenses primarily intended to result in the sale of Shares of the Funds and/or shareholder servicing provided to the Funds, as listed on Exhibit A, as such Exhibit may be amended from time to time. Payments by the Investment Company under this Section of this Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Investment Company's Board of Directors, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.10% of the value of a Fund's average daily net assets.

      SECTION 2. EXPENSES COVERED BY PLAN. The fees payable under Section 1 of this Plan may be used to compensate (i) Mellon Bank, N.A. and/or any of its affiliates for shareholder servicing services provided by such entities, and/or
(ii) the Distributor for distribution and/or shareholder servicing services provided by it, and related expenses incurred, including payments by the

Distributor to compensate banks, broker/dealers or other financial institutions that have entered into written agreements with respect to shareholder services and sales support services ("Agreements") with the Distributor ("Selling and Servicing Agents"), for shareholder servicing and sales support services provided, and related expenses incurred, by such Selling and Servicing Agents.

      SECTION 3. AGREEMENTS. The Distributor may enter into written Agreements with Selling and Servicing Agents, such Agreements to be substantially in such forms as the Board of Directors of the Investment Company may duly approve from time to time.

      SECTION 4. LIMITATIONS ON PAYMENTS. Payments made by a particular Fund under Section 1 must be for distribution and/or shareholder servicing rendered for or on behalf of such Fund. However, joint distribution or sales support financing with respect to a Fund (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

      Except for the payments specified in Section 1, no additional payments are to be made by the Investment Company under this Plan, provided that nothing herein shall be deemed to preclude the payments a Fund is otherwise obligated to make to The Dreyfus Corporation ("Dreyfus") pursuant to the Investment Management Agreement, and for the expenses otherwise incurred by such Fund and the Investment Company on behalf of the Shares in the normal conduct of such Fund's business pursuant to the Investment Management Agreement. To the extent any payments by the Investment Company on behalf of a Fund to Dreyfus, or any affiliate thereof, or to any party pursuant to any agreement, or, generally, by the Investment Company on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

      Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      SECTION 5. REPORTS. So long as this Plan is in effect, the Distributor and/or Dreyfus shall provide to the Investment Company's Board of Directors, and the Directors shall review at least quarterly, a written report of the amounts expended by a Fund pursuant to the Plan, or by Selling and Servicing Agents pursuant to Agreements, and the purposes for which such expenditures were made.

      SECTION 6. MAJORITY VOTE. As used herein, the term "Majority Vote" of the Shares of a Fund means a vote of the holders of the lesser of (a) more than fifty percent (50%) of the outstanding Shares of such Fund or (b) sixty-seven percent (67%) or more of the Shares of such Fund present at a shareholders' meeting in person or by proxy.

      SECTION 7. APPROVAL OF PLAN. This Plan will become effective at such time as is specified by the Board of Directors, as to any Fund; provided, however, that the Plan is approved by (a) Majority Vote of the Shares of such Fund, and

(b) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

      SECTION 8. CONTINUANCE OF PLAN. This Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Investment Company's Board of Directors in the manner described in Section 7(b) hereof.

      SECTION 9. AMENDMENTS. This Plan may be amended at any time by the Board of Directors; provided, that (a) any amendment to increase materially the costs which a Fund's Shares may bear for distribution pursuant to this Plan shall be effective only upon the Majority Vote of the outstanding Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 7(b) hereof.

      SECTION 10. TERMINATION. This Plan is terminable, as to a Fund, without penalty at any time by (a) a vote of a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Investment Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements entered into in connection with this Plan, or (b) a Majority Vote of the outstanding Shares of the Fund.

      SECTION 11. SELECTION/NOMINATION OF DIRECTORS. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Investment Company shall be committed to the discretion of such non-interested Directors.

      SECTION 12. RECORDS. The Investment Company will preserve copies of this Plan, and any related Agreements and any written reports regarding this Plan presented to the Board of Directors, for a period of not less than six (6) years from the date of this Plan, such Agreement or written report, as the case may be, the first two (2) years of such period in an easily accessible place.

      SECTION 13. MISCELLANEOUS. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      IN WITNESS WHEREOF, the Investment Company has adopted this Amended and Restated Distribution Plan as of this 17th day of October, 1994, as revised, October 25, 1995 and December __, 1997.

                                     EXHIBIT A

                           THE DREYFUS/LAUREL FUNDS, INC.


Dreyfus Disciplined Stock Fund

                         THE DREYFUS/LAUREL FUNDS, INC.
               SPECIAL MEETING OF SHAREHOLDERS -- DECEMBER 2, 1997

The undersigned hereby appoints Steven F. Newman and Jeff S. Prusnofsky, and each of them, attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all Retail Class shares of Dreyfus Disciplined Stock Fund (the "Fund"), a series of The Dreyfus/Laurel Funds, Inc., that the undersigned is entitled to vote at a Special Meeting of Shareholders (the "Meeting") of the Retail Class shares of the Fund to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor West, New York, New York 10166 on December 2, 1997, at 10:00 a.m. (Eastern time) and at any adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting. The undersigned hereby revokes any proxy previously given.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.



                                        DATE: ___________________, 199_

NOTE: Please sign exactly as your name or names appear on this Proxy. If joint owners, EITHER may sign this Proxy. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give your full title as such.


                                          -------------------------------------
                                          Signature(s), Title(s), if applicable

PLEASE  VOTE BY  FILLING IN THE  APPROPRIATE  BOX BELOW.

THIS PROXY WILL BE VOTED AS SPECIFIED BELOW WITH RESPECT TO THE ACTION TO BE TAKEN ON THE FOLLOWING PROPOSAL. IN THE ABSENCE OF ANY SPECIFICATION, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

Retail Class  shareholders  of the Fund are  requested to vote on the  following
Proposal:

          To approve an amendment to the Fund's distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, to authorize the Fund to spend annually .10 of 1% of the average daily net assets attributable to the Fund's Retail Class shares to pay for shareholder servicing and distribution expenses for such shares.

           ___      ___          ___
          /__/ FOR /__/ AGAINST /__/ ABSTAIN


In their discretion, the proxies are, and each of them is, authorized to vote upon any other business that may properly come before the Meeting, or any adjournment(s) thereof, including any adjournment(s) necessary to obtain the requisite quorums or "FOR" approvals.


PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS CARD.